                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                              (Amendment No.   )

   Filed by the Registrant  [X]
   Filed by a Party other than the Registrant  [_]

   Check the appropriate box:

   [_] Preliminary Proxy Statement
   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [X] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  ITXC CORP.
        ---------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

        ---------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           _____________________________________________________________________

       (2) Aggregate number of securities to which transaction applies:

           _____________________________________________________________________

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           _____________________________________________________________________

       (4) Proposed maximum aggregate value of transaction:

           _____________________________________________________________________

       (5) Total fee paid:

           _____________________________________________________________________

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)Amount Previously Paid:

          _____________________________________________________________________
       (2)Form, Schedule or Registration Statement No.:

          _____________________________________________________________________
       (3)Filing Party:

          _____________________________________________________________________
       (4)Date Filed:

          _____________________________________________________________________

                                  ITXC CORP.

[LOGO] ITXC/SM/
                                                                 April 10, 2002

Dear Stockholder:

   On behalf of the Board of Directors and management, I am pleased to invite you to the 2002 Annual Meeting of Stockholders of ITXC Corp. The meeting will be held on Thursday, May 9, 2002 at 10:00 a.m. at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

   I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

   The officers, directors and staff of ITXC sincerely appreciate your continuing support and look forward to meeting with you.

                                          Very truly yours,

                                          /s/ Tom Evslin
                                          TOM EVSLIN
                                          Chairman of the Board

                                  ITXC CORP.

[LOGO] ITXC/SM/

                               -----------------

                           Notice of Annual Meeting

                               -----------------

   The Annual Meeting of Stockholders of ITXC Corp. will be held at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey on Thursday, May 9, 2002 at 10:00 a.m., to consider and act upon the election of two directors to serve for a term of three years and the transaction of such other business as may properly come before the meeting or any adjournment thereof.

   Only stockholders of record at the closing of business on March 13, 2002 are entitled to notice of, and to vote at, the meeting.

                                          THEODORE M. WEITZ
                                          Secretary

Princeton, New Jersey
April 10, 2002


     ---------------------------------------------------------------------
     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.
     ---------------------------------------------------------------------

                                  ITXC CORP.
                             600 College Road East
                          Princeton, New Jersey 08540

                               -----------------

                                PROXY STATEMENT

                               -----------------

   The Board of Directors of ITXC Corp. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 9, 2002, at the Princeton Marriott, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). The Company is first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about April 10, 2002.

   Record Date and Quorum. Only stockholders of record at the close of business on March 13, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were 45,937,395 shares of the Company's Common Stock (the "Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the outstanding shares of Common Stock will constitute a quorum.

   Voting Procedures. Directors will be elected by a plurality of the votes cast. The approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominees described below. Votes will not be considered "cast" if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to stockholders at the Annual Meeting.

   Proxies and Revocation. A proxy card is enclosed. Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the stockholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any stockholder who has given a proxy will not in and of itself revoke the proxy.

                             ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are five directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2005 Annual Meeting and until their successors are elected and have qualified. One of the nominees for election, Edward Jordan, is presently a member of the Board; the second nominee, Liam Strong, has not previously served on the Board. Three other current directors, Tom Evslin, Frank Gill and Frederick Wilson, will continue to serve on the Board until their terms expire in 2003 or 2004. One current director, William Collatos, will not stand for re-election.

   The nominees for director have consented to being named as nominees in this Proxy Statement and have agreed to serve as directors if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of the nominees listed below. If either or both of the nominees shall become unable or unwilling to serve as a director, the persons named as proxies will have discretion to vote for another person or persons designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable for election.

   We have set forth below a description of the current and past five years' business experience, certain directorships and age of the nominees for director and of each director whose term extends beyond 2002 and thus is continuing in office. The following information is given as of January 31, 2002 and was furnished to the Company by the nominees and the continuing directors.

Nominees

   Edward B. Jordan: Mr. Jordan has been an Executive Vice President since February 1999, and has served as the Company's Chief Financial Officer, Secretary and Treasurer since he joined ITXC in September 1997. From September 1997 until February 1999, Mr. Jordan was the Company's Vice President, Administration. For ten years prior to joining the Company, he was employed by Dialogic Corporation, a manufacturer of computer telephony products, serving first as Controller and then as Chief Financial Officer, Treasurer and Vice President. Prior to joining Dialogic, Mr. Jordan served in the Audit Department of Deloitte & Touche from 1982 to 1986. He is a certified public accountant. Director since 1998. Age: 41.

   Liam Strong: Mr. Strong served as the President and Chief Executive Officer of MCI Worldcom International (global voice communications carrier) from 1997 through January 2001. Prior to joining MCI Worldcom, he served as the chief executive officer of Sears PLC (retailer) from 1992 through 1997, as Marketing and Operations Director of British Airways (transportation) from 1988 through 1991 and in various capacities with Reckitt & Colman (consumer products; 1971-1988) and Proctor & Gamble (consumer products; 1967-1971). Mr. Strong is a member of the Governing Council of the Ashridge Business School in the United Kingdom. He has not previously served on the Company's Board of Directors. Age:
57.

Continuing Directors Serving Until 2003

   Tom I. Evslin: Mr. Evslin, the Company's founder, has been Chairman of the Board, Chief Executive Officer, and President since ITXC's inception in July 1997. From December 1994 until July 1997, he was employed by AT&T, where he designed its Internet strategy and launched and ran its Internet service provider, AT&T WorldNet Service. From December 1991 until December 1994, Mr. Evslin worked for Microsoft, where he last served as General Manager, Server Applications Division from May 1993. From 1969 to 1991, he was Chairman and Chief Executive Officer of Solutions, Inc., a communications software development company. He is the Chairman of the Policy Committee and a member of the Board of the Voice On The Net Coalition. Mr. Evslin served on the board of directors of VocalTec Communications, a principal stockholder of ITXC, from 1997 until his resignation on June 10, 1999. Director since 1997. Age: 58.

   Frederick R. Wilson: Mr. Wilson founded Flatiron Partners, a venture capital firm which primarily invests in Internet-oriented companies, in August 1996. For ten years prior to August 1996, he worked for Euclid Partners, an early-stage venture capital firm. Mr. Wilson currently serves on the Boards of Directors of TheStreet.com and StarMedia Network. Director since 1998. Age: 40.

Continuing Director Serving Until 2004

   Frank Gill: Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. Mr. Gill served as Executive Vice President of Intel Corporation from 1995 through his retirement in June 1998, and as Senior Vice President from 1988 through 1995. In addition to serving as a director of ITXC, Mr. Gill currently serves on the boards of directors of Inktomi Corporation, Niku Corporation, Tektronix Inc., Logitech International S.A., McAfee.com Corporation and Pixelworks, Inc. Mr. Gill holds a Bachelor of Science degree in Electrical Engineering from the University of California at Davis. Director since 2000. Age: 58.

   The Company's Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a CEO Committee. During 2001, the Board of Directors held ten meetings, the Executive Committee held three meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. As Mr. Evslin is the sole member of the CEO Committee, that entity does not conduct formal meetings. During 2001, no director attended less than 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which he was a member, except for Mr. Collatos.

   The Audit Committee consists of Messrs. Collatos, Wilson and Gill, with Mr. Collatos serving as Chairman. The Audit Committee recommends the firm to be appointed as independent accountants to audit ITXC's financial statements and to perform services related to the audit; reviews the scope and results of the audit with the independent accountants; reviews the Company's year-end operating results with management and the independent accountants; considers the adequacy of ITXC's internal accounting and control procedures; reviews the non-audit services to be performed by the independent accountants, if any; and evaluates the accountants' independence.

   The Compensation Committee consists of Messrs. Collatos, Wilson and Gill, with Mr. Wilson serving as Chairman. The Compensation Committee reviews, recommends and approves compensation arrangements for executive officers and other senior level employees, and administers certain benefit and compensation plans and arrangements.

   The Executive Committee consists of Messrs. Collatos, Evslin and Wilson, with Mr. Evslin serving as Chairman. Except as limited by Delaware law, the Executive Committee can perform each of the responsibilities of the full Board, providing ITXC with added flexibility in situations when full Board meetings cannot be convened.

   The CEO Committee, composed solely of Mr. Evslin, grants stock options and determines the basic terms of option grants to certain employees under ITXC's stock incentive plan in accordance with the terms set for that plan by the Compensation Committee. The stock incentive plan grants the CEO Committee this authority with respect to persons other than directors, specified executive officers, consultants and other individuals identified by the Compensation Committee.


   The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

   There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other director, continuing director or executive officer of the Company, except that Mr. Evslin, ITXC's Chairman of the Board, President and Chief Executive Officer, and Mary A. Evslin, ITXC's Vice President, Marketing and Customer Success, are husband and wife.

Outside Director Compensation

   Except for the grant of 25,000 stock options to Mr. Gill in 2000, the Company has not yet paid any compensation to non-employee directors. ITXC anticipates that commencing after the 2002 Annual Meeting, non-employee directors (excluding Mr. Wilson) will receive annual fees of $15,000, meeting fees of $1,500 per meeting and an initial option grant covering 30,000 shares of Common Stock. Since Mr. Gill previously received 25,000 stock options, ITXC anticipates that it will award 5,000 stock options to Mr. Gill after the Annual Meeting.

Securities Ownership of Management and Others

   The following table sets forth the beneficial ownership of shares of Common Stock as of January 31, 2002 by each stockholder of the Company known to own more than five percent of the Common Stock, by the directors of the Company and nominees for election to the Board, by the executive officers named in the Summary Compensation Table below and by all directors, nominees and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors, nominees and executive officers.

                                                                        Shares Beneficially
Name                                                                           Owned         Percentage
----                                                                    -------------------  ----------
Executive Officers and Directors:
Tom I. Evslin..........................................................      7,179,662(1)(2)   15.39%
Edward B. Jordan.......................................................      1,300,441(1)(3)    2.78%
Steven J. Ott..........................................................        380,861(1)          *
Thomas J. Shoemaker....................................................              0             *
Eric G. Weiss..........................................................        238,738(1)          *
William P. Collatos....................................................      4,415,784(4)       9.63%
Frank Gill.............................................................         16,740             *
Liam Strong............................................................              0             *
Frederick R. Wilson....................................................        330,211(5)          *
All executive officers, directors and nominees as a group (12 persons).     14,061,385(1)      29.15%

Other 5% Stockholders:
VocalTec Communications................................................      4,608,165(6)      10.05%
Spectrum Equity Investors II, L.P......................................      4,415,784(4)(7)    9.63%

--------
* Represents less than one percent.

   (1) The table above includes the following number of shares which the following persons may acquire under options and warrants held as of January 31, 2002 and exercisable within 60 days of such date:

           Tom I. Evslin..................................   803,495
           Edward B. Jordan...............................   967,937
           Steven J. Ott..................................   261,332
           Eric G. Weiss..................................   166,665

           All executive officers and directors as a group 2,395,262

   The 803,495 shares referenced above for Mr. Evslin include options granted to Mary A. Evslin, his wife, to purchase 33,333 shares of common stock.

   (2) Includes 992,500 shares beneficially owned by Mary A. Evslin, who is Mr. Evslin's wife and an executive officer of ITXC. Also includes 459,000 shares held by The Evslin Family Foundation, Inc., a charitable foundation for which Mr. and Mrs. Evslin serve as two of the three trustees. With the exception of shares held with Mary A. Evslin as joint tenants, Tom I. Evslin disclaims beneficial ownership of the shares owned beneficially by Ms. Evslin directly and as trustee, as well as the shares owned by the charitable foundation.
Mr. Evslin's principal business address is 750 College Road East, Princeton, New Jersey 08540.

   (3) Mr. Jordan's shares include 24,700 shares beneficially owned by his children, who are minors. Mr. Jordan disclaims beneficial ownership of the shares beneficially owned by his children.

   (4) This number represents 4,415,784 shares of common stock beneficially owned by Spectrum Equity Investors II, L.P. Mr. Collatos is a managing general partner of Spectrum Equity Investors II, L.P. Mr. Collatos disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (5) This number represents 330,211 shares held by F.J. Wilson Partners, L.P., of which Mr. Wilson is a general partner. Mr. Wilson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

   (6) Based on information provided by VocalTec Communications, Inc. in its
Schedule 13G/A filed on February 11, 2002. The principal business address of VocalTec is 1 Executive Drive, Suite 320, Fort Lee, New Jersey 07024.

   (7) The principal business address of Spectrum Equity Investors II, L.P. is One International Place, Boston, Massachusetts 02110.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of such securities with the SEC and NASDAQ. Such persons are required by applicable regulations to provide the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no forms were required, the Company believes that all filing requirements applicable to its officers, directors and known ten percent stockholders were complied with during 2001.

                            EXECUTIVE COMPENSATION

   The following table sets forth the total cash and non-cash compensation that ITXC paid or accrued during the years ended December 31, 2001, 2000 and 1999 with respect to its Chief Executive Officer and the individuals who, during 2001, were the four other most highly compensated executive officers of the Company (the "named executive officers"). The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The Company has also described below other compensation these individuals received under employment agreements and ITXC's stock incentive plan.

                          Summary Compensation Table


                                                                                   Long Term
                                                         Annual Compensation      Compensation
                                                  ------------------------    --------------------
                                                                              Number of Securities
                                                                                   Underlying
Name and Principal Position                       Year Salary ($) Bonus ($)   Options/SARs (#)(1)
---------------------------                       ---- ---------- ---------   --------------------
Tom I. Evslin.................................... 2001  $295,725  $280,125(2)       500,000
 Chairman of the Board,                           2000   299,038   272,787(2)            --
 President and Chief Executive Officer            1999   250,769   153,672(2)        30,000

Edward B. Jordan................................. 2001   195,385   179,650(2)       150,000
 Executive Vice President                         2000   194,808   186,097(2)        50,000
 and Chief Financial Officer                      1999   148,269   102,339(2)       400,000

Steven J. Ott.................................... 2001   124,519   210,160(3)       125,000
 Executive Vice President of                      2000   100,000   146,823(3)        40,000
 Global Sales                                     1999   101,014   135,242(3)        80,000

Thomas J. Shoemaker (4).......................... 2001   180,000   120,302(2)       375,000
 Executive Vice President of Business Development 2000   173,077    38,385(2)       375,000

Eric G. Weiss.................................... 2001   159,231   113,695(2)       250,000(5)
 Executive Vice President of ITXC.net             2000   122,769    57,258(2)        75,000
                                                  1999   121,359    58,181(2)        50,000

--------
(1)Includes shares covered by options granted to replace canceled options pursuant to ITXC's Option Cancellation Program described elsewhere herein, as follows: Mr. Evslin: 0 shares; Mr. Jordan: 50,000 shares; Mr. Ott: 0 shares; Mr. Shoemaker: 375,000 shares; and Mr. Weiss: 125,000 shares.
(2)Bonuses for 2001 include some bonuses that were earned in 2001 but were not paid until 2002. Bonuses for 2000 include some bonuses that were earned in 2000 but were not paid until 2001. Bonuses for 1999 were earned in 1999 but were not paid until 2000.
(3)Consists of commissions earned by Mr. Ott.
(4)Mr. Shoemaker joined ITXC in January 2000.
(5)Of the options granted to Mr. Weiss in 2001, options covering 50,000 shares were granted, canceled and re-granted. In the table above, such options account for 100,000 of the 250,000 shares covered by options granted during 2001.

   The following table presents certain information regarding stock options granted to the named executive officers during 2001 under the Company's stock incentive plan.

                                                                     Potential Realizable
                                                                       Value at Assumed
                                                                       Annual Rates of
                                                                   Stock Price Appreciation
                                Individual Grants (1)                for Option Term (2)
                    ---------------------------------------------- ------------------------
                     Number of
                    Securities      % of      Exercise
                    Underlying  Total Options   Price
                      Options    Granted to   Per Share Expiration
Name                Granted (#) Employees (2)  ($/Sh)      Date       5% ($)      10% ($)
----                ----------- ------------- --------- ----------  ---------    ---------
Tom I. Evslin......   500,000       13.88       7.18    7/20/2011  2,257,732    5,721,535
Edward B. Jordan...   150,000        4.16       7.00    12/7/2011    660,339    1,673,430
Steven J. Ott......    50,000        1.39       8.81    1/12/2011    277,028      702,044
                       75,000        2.08       7.00    12/7/2011    330,170      836,715
Thomas J. Shoemaker   375,000       10.41       7.00    12/7/2011  1,650,848    4,183,574
Eric G. Weiss......   250,000        6.94       7.00    12/7/2011  1,100,566    2,789,049

--------
(1)Includes shares covered by options granted to replace canceled options pursuant to ITXC's Option Cancellation Program described elsewhere herein, as follows: Mr. Evslin: 0 shares; Mr. Jordan: 50,000 shares; Mr. Ott: 0 shares; Mr. Shoemaker: 375,000 shares; and Mr. Weiss: 125,000 shares. Of the options granted to Mr. Weiss in 2001, options covering 50,000 shares were granted, canceled and re-granted. In the table above, such options account for 100,000 of the 250,000 shares covered by options granted during 2001.
(2)Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent ITXC's estimate or projection of ITXC's future common stock prices. These amounts represent assumed rates of appreciation in the value of ITXC's common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of ITXC's common stock. The amounts reflected in the table may not necessarily be achieved.

   The following table presents information regarding the number of stock options held by the named executive officers at December 31, 2001 and the value of in-the-money stock options held by such persons at December 31, 2001. The calculation of the value of unexercised options is based upon a market price of $7.19 per share, representing the closing sale price of one share of the Company's common stock on December 31, 2001. None of the named executive officers exercised any stock options during 2001.

                            Number of Shares
                         Underlying Unexercised     Value of Unexercised
                            Options at Fiscal      In-the-Money Options at
                              Year-end (#)           Fiscal Year-end ($)
                        ------------------------- -------------------------
    Name                Exercisable Unexercisable Exercisable Unexercisable
    ----                ----------- ------------- ----------- -------------
    Tom I. Evslin......        --      500,000            --       5,000
    Edward B. Jordan...   733,333      216,667     4,505,332     222,168
    Steven J. Ott......   232,165      181,667     1,445,884      74,569
    Eric G. Weiss......   166,665      216,667     1,042,923      58,168
    Thomas J. Shoemaker        --      375,000            --      52,092

Employment Agreements

   Tom I. Evslin. The Company has entered into an amended employment agreement with Mr. Evslin, the Company's Chairman, President and Chief Executive Officer. The agreement expires on March 31, 2003. Under his agreement, Mr. Evslin is entitled to receive a base salary in 2002 of not less than $300,000 and annual bonuses which could amount to 100% or more of base salary. The actual amount of bonuses paid or to be paid is determined by the Compensation Committee before the start of the year in which the bonus is to be paid and is contingent upon ITXC's achieving certain performance objectives. Mr. Evslin is eligible to receive an additional bonus under the Company's cash incentive plan. Notwithstanding the above, the Company and Mr. Evslin have entered into a further amendment of his employment agreement under which his base salary for services rendered during the first quarter of 2002 shall be reduced to one dollar unless the Company is "EBITDA positive" (i.e., has earnings before interest, tax, depreciation and amortization of at least one dollar) for the first quarter of 2002, as determined in accordance with the Company's normal accounting practices. In addition, he will receive no bonus attributable to the first quarter of 2002, except to the extent that the Company is EBITDA positive for that quarter after such payment. In the event that the is EBITDA positive for the first quarter of 2002, Mr. Evslin will be retroactively paid the base salary which would have been due to him in the absence of this further amendment, but that retroactive payment shall in no case exceed the amount which would enable the Company to remain EBITDA positive for the first quarter of 2002 after the retroactive payment.

   If Mr. Evslin's employment with the Company is terminated by the Company without cause, or by Mr. Evslin for good reason, Mr. Evslin is entitled to receive his salary and other benefits for a period of twelve months, as well as his annual bonus for the year in which the termination occurs and for the severance period. If Mr. Evslin's employment is terminated for any other reason, ITXC's obligation to pay any further compensation or benefits ends. Mr. Evslin's employment agreement also prohibits him from being employed by a competing business for a period of one year after his employment is terminated by the Company without cause or by him with or without good reason. ITXC can extend this restriction against competition for up to an additional 12 months, provided that the Company pays Mr. Evslin additional proportionate severance amounts. If ITXC terminates Mr. Evslin's employment for cause, this restriction will apply for a period of two years.

   Under his employment agreement, Mr. Evslin is also bound to keep certain information confidential and to assign to the Company any intellectual property developed by him during the term of his employment.

Compensation Committee Interlocks and Insider Participation

   During 2001, Messrs. Gill, Collatos and Wilson participated on the Company's Compensation Committee, as did Elon Ganor, the Chairman of the Board and CEO of VocalTec who did not stand for reelection to the

Board in 2001. Mr. Evslin, ITXC's Chairman of the Board, President and Chief Executive Officer, served on the board of directors and compensation committee of VocalTec until June 1999, when he resigned from VocalTec's board. None of the members of ITXC's Compensation Committee served as an officer or employee of ITXC or any of its subsidiaries during 2001.

   The Company has an ongoing business relationship with VocalTec. During 2001, ITXC purchased gateways and other hardware and software from VocalTec at a total purchase price of approximately $6.1 million.

1998 Incentive Stock Option Plan

   Under the Company's stock incentive plan, incentive stock options and non-qualified stock options to purchase shares of Common Stock may be granted to directors, officers, employees and consultants. As of December 31, 2001, stock options covering 2,432,920 shares were available for grant under the plan and stock options to purchase 6,502,364 shares were outstanding. Under the plan, the Company may also issue stock appreciation rights, either alone or in connection with options, restricted stock awards and performance awards. As of December 31, 2001, the Company had not issued any such stock appreciation rights, restricted stock awards or performance awards.

   On January 1 of each year, the number of shares of Common Stock available for issuance under the plan will be increased by the least of:

   .   2,000,000 shares;

   .   3% of the outstanding shares; or

   .   a number of shares determined by the Board of Directors.

   The plan provides that in the event of a change in control, all options outstanding on that date will be immediately and fully exercisable upon termination of an option holder's employment or service for certain specified reasons within twelve months following the change in control. In addition, under certain circumstances, upon such specified termination, an option holder may be permitted to exchange any unexercised options for a cash payment.

Employee Stock Purchase Plan

   The Company has an employee stock purchase plan intended to meet the qualifications for such a plan under applicable federal income tax laws. The plan is administered by the Compensation Committee. The number of shares available for purchase under the plan as of December 31, 2001 was 1,081,674 shares of common stock and will increase on January 1 of each subsequent year in an amount equal to the least of:

   .   600,000 shares of common stock;

   .   1% of the common stock outstanding on January 1; or

   .   a number of shares of common stock specified by the Board of Directors.

   During periods when employees are permitted to make purchases, the purchase price of the shares of common stock will be equal to 85% of the lesser of:

   . the fair market value of the common stock on the employee's entry date into the applicable offering period; or

   .   the fair market value of the common stock on the date of purchase.

However, the purchase price for any employee whose entry date is other than the start date of an offering period shall not be less than 85% of the fair market value of the common stock on the start date of that offering period.

   In the event of a change in control, each outstanding purchase right shall automatically be exercised. ITXC will use its best efforts to provide written notice in advance of the occurrence of any of these transactions. Upon receipt of such notice, employees may terminate their outstanding purchase rights.

Cash Incentive Plan

   The Company maintains a cash incentive plan to encourage and reward its employees for their contributions to ITXC's performance. All employees, except salespeople, are eligible to participate in this plan. Employees who are eligible receive bonuses calculated according to a formula which takes into account individual performance and Company performance.

                             CERTAIN TRANSACTIONS

   For a description of the Company's relationship with VocalTec, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

   During 2001, certain of ITXC's executive officers exercised stock options, resulting in the issuance of a total of 133,332 shares of Common Stock.

   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND ITXC'S OPTION
                             CANCELLATION PROGRAM

   The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c) where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

   Executive officer compensation is, in large part, determined by the individual officer's ability to achieve his or her performance objectives. Each of ITXC's executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured periodically. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of Mr. Evslin's objectives, by the Board of Directors.

   During 2001, the Company amended the Chief Executive Officer's employment agreement, extending it for an additional two years. No changes were made in Mr. Evslin's salary or bonus arrangements, except for Mr. Evslin's voluntarily tying his first quarter 2002 salary and bonus to the Company's becoming "EBITDA positive", as more fully described under "Employment Agreements" above. This agreement did not provide for any increase in his salary or bonus over prior levels in the event that the Company is EBITDA positive for the first quarter of 2002. The employment agreement provides for severance in the event of a change in control and confirms the grant to the Chief Executive Officer of stock options covering 500,000 shares of the Company's Common Stock. The exercise price of those options is $7.18 per share. This Committee continues to believe that aligning the Chief Executive Officer's compensation with the performance of the Company is in the best interests of the Company and its stockholders.

Base Pay

   The Company has only been in existence since 1997. Initially, base pay was established at levels that were considered to be sufficient to attract experienced personnel but which would not exhaust available resources. As the Company has grown, the Company's compensation focus continues to emphasize other areas of compensation. Executive officers understand that their principal opportunities for substantial compensation lay not in enhanced base salary, but rather through appreciation in the value of previously granted stock options. Thus, base pay has not represented the most critical element of executive officer compensation.

   Mr. Evslin has an employment contract that establishes his base pay. Given Mr. Evslin's equity ownership in the Company and the stock options granted to him, the Compensation Committee recognizes that the Chief Executive Officer's principal financial incentives are more directly related to the market price of the Company's Common Stock than to the dollar amount of cash compensation paid to him.

Bonus

   The Company maintains a cash incentive plan for non-commission employees, including each of the executive officers other than Steve Ott. Each such executive officer is eligible to receive a bonus under the Company's cash incentive plan if such officer achieves his or her individual performance objectives and the Company achieves its performance goals. For 2001, the Company's performance goals were based on the Company's actual performance against its budgeted performance. The Board's semi-annual review of the Chief Executive Officer's performance determines whether he will receive a bonus for individual performance under the Company's cash incentive plan. The Chief Executive Officer, in turn, reviews his "direct reports" on a semi-annual basis to determine whether individual bonuses have been earned by those employees. Bonuses payable with respect to the Company's performance are payable quarterly. Employees have different bonus targets, depending on their position within the Company.

   Of the named executive officers, Mr. Ott is the only officer whose bonuses includes commissions. Commission-based compensation is considered to be appropriate for Mr. Ott in light of his position as Vice President, Global Sales.

Stock Options

   The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. Options that have been granted to executive officers typically carry four-year vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Stock option grants have been based upon amounts deemed necessary to attract qualified employees and amounts deemed necessary to retain such employees and to equitably reward high performance employees for their contributions to the Company's development.

   For most of the Company's executive officers, stock options generally constitute the most substantial portion of the Company's compensation program.

   The Compensation Committee believes that an appropriate compensation program can help in fostering competitive operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates the performance of individuals, the Company and the Company's Common Stock.

Option Cancellation Program

   The market price of the Company's Common Stock declined substantially during 2000 and 2001. Optionees who held stock options granted when the ITXC stock price was high were left with little realistic opportunity of achieving substantial value through their stock options as a result of the decline in the ITXC stock price. As a result, the Board of Directors approved an Option Cancellation Program pursuant to which holders of most of the Company's stock options were given the option to cancel all of their options in May 2001 and receive in December 2001 options covering a like number of shares of Company Common Stock. Our goals were to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performances incentives for our optionees and thereby maximize stockholder value.

   Employees holding stock options covering 1,608,330 shares of Common Stock participated in the Option Cancellation Program. A total of 1,459,505 replacement options were granted on December 7, 2001 at an exercise price of $7.00 per share. The vesting periods of the replacement options vary, depending on the vesting periods of the canceled options, as follows:

   . Options that were granted in 1999 were exchanged for new options that vest over a one-year period, with 50% of such options vesting six months after the December 7, 2001 grant date and the balance of such options vesting one year after the grant date.

   . Options that were granted in 2000 with three year vesting schedules were exchanged for new options that vest over a two-year period, with 25% of such options vesting on each of the six, twelve, eighteen and twenty four month anniversaries of the December 7, 2001 grant date.

   . Options that were granted in 2000 with four year vesting schedules were exchanged for new options that vest over a three-year period, with one sixth of such options vesting on each of the six, twelve, eighteen, twenty four, thirty and thirty six month anniversaries of the December 7, 2001 grant date.

   . Options that were granted in 2001 with four year vesting schedules were exchanged for new options that vest over a four-year period, with one eighth of such options vesting on each of the six, twelve, eighteen, twenty four, thirty, thirty-six, forty two and forty eight month anniversaries of the December 7, 2001 grant date.

   . Options that were vested upon grant were exchanged for new options that vest over a one-year period, with 50% of such options vesting six months after the December 7, 2001 grant date and the balance of such options vesting one year after the grant date.

   . Performance options that were granted in either 2000 or 2001 with seven year vesting schedules were exchanged for new options that, in general, vest seven years after the December 7, 2001 grant date, subject to acceleration if the performance metrics applicable under the related eligible options are satisfied.

   This report has been furnished by the Compensation Committee of ITXC's Board of Directors.

                                          Frederick R. Wilson, Chairman
                                          William P. Collatos
                                          Frank Gill

Option Cancellation Table

   The following table sets forth, for each named executive officer who participated in the Company's Option Cancellation Program, the following: (a) the date on which the options were canceled, (b) the number of shares of ITXC common stock underlying each canceled option, (c) the closing sale price of ITXC common stock on the cancellation date, (d) the exercise price of the canceled option, (e) the exercise price of the replacement option and (f) the length of time remaining on the term of the canceled option when it was canceled.

                                                              Exercise Price
                                                              at the Time of      New
                                     Number of  Closing Sale      Option        Exercise   Length of
Name and Position              Date  Shares (#)  Price ($)   Cancellation ($) Price ($)(1)   Time
-----------------             ------ ---------- ------------ ---------------- ------------ ---------
Edward B. Jordan............. 6/1/01   50,000       3.71          55.13           7.00     8.8 years

 Executive Vice President
  and Chief Financial Officer

Thomas J. Shoemaker.......... 6/1/01  300,000       3.71          40.00           7.00     8.6 years
 Executive Vice President
 of Business Development      6/1/01   75,000       3.71          12.94           7.00     9.3 years

Eric G. Weiss................ 6/1/01   75,000       3.71          18.13           7.00     9.2 years
 Executive Vice President
  of ITXC.net                 6/1/01   50,000       3.71           8.81           7.00     9.6 years

--------
(1)Represents the closing market price of the Company's Common Stock on December 7, 2001, the date such options were replaced.

Audit Committee Matters

   Independence of Audit Committee Members. The Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace rules.

   Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001:

   (1) the Audit Committee reviewed and discussed the Company's year-end audited financial statements with the Company's management;

   (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

   (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

   (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's year-end audited financial statements be included in the 2001 Annual Report on Form 10-K.

By:  The Audit Committee of the Board of Directors

                                          William P. Collatos, Chairman
                                          Frederick R. Wilson
                                          Frank Gill

Accounting Fees and Other Accounting Matters

   Audit Fees. The Company was billed $210,000 for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2001.

   Financial Information Systems Design Implementation Fees. The Company was not billed any fees for any professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2001.

   All Other Fees. The Company was billed $165,000 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2001.

   Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

   Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2001, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Performance Graph

   The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market--United States Index and the J.P. Morgan Hambrecht & Quist Internet Index for the period from September 28, 1999 (the date on which the Common Stock was first publicly traded) through December 31, 2001. For purposes of the graph, it is assumed that the value of the investment in ITXC's Common Stock and each index was 100 on September 28, 1999 and that all dividends were reinvested. The first datapoint reflected for the Company is the initial public offering price of the Common Stock.

                COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN
                      AMONG ITXC CORPORATION, THE NASDAQ
                        STOCK MARKET--US INDEX AND THE
                 J.P. MORGAN HAMBRECHT & QUIST INTERNET INDEX*

                                     [CHART]

                                     NASDAQ STOCK     JP MORGAN H & Q
                       ITXC CORP.    MARKET (U.S.)     INTERNET 100
                       ----------    -------------     ------------

        9/28/99         100.00         100.00             100.00
           9/99         265.10         100.14             110.70
          12/99         280.21         148.01             214.29
           3/00         392.19         166.16             223.82
           6/00         295.05         144.48             166.05
           9/00         121.88         132.95             159.73
          12/00          57.82          89.02              82.45
           3/01          47.66          66.45              50.98
           6/01          58.33          78.32              64.21
           9/01          21.25          54.34              37.30
          12/01          59.92          70.64              53.05


                                          9/28/99 12/31/99 12/31/00 12/31/01
                                          ------- -------- -------- --------
   ITXC CORP............................. 100.00   280.21   57.82    59.92
   NASDAQ STOCK MARKET (US).............. 100.00   148.01   89.02    70.64
   J.P. MORGAN HAMBRECHT & QUIST INTERNET 100.00   214.29   82.45    53.05

--------
*$100 INVESTED ON 09/28/99 AT THE INITIAL PUBLIC OFFERING PRICE IN THE
 COMPANY'S COMMON STOCK OR ON 9/1/99 IN INDEX INCLUDING REINVESTMENT OF
 DIVIDENDS.

                                 OTHER MATTERS

Costs

   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

   Ernst & Young LLP has audited all periods since the Company's inception. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders. The Board of Directors has not yet met to select independent accountants to audit and report on the Company's financial statements for the year ending December 31, 2002.

Other Matters to be Presented

   The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

   If a stockholder of the Company wishes to have a proposal included in the Company's proxy statement for the 2003 Annual Meeting of Stockholders, the proposal must be received at the Company's principal executive offices by December 10, 2002 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2003 Annual Meeting.

   If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

   One of the procedural requirements in the Company's by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2003 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no earlier than January 9, 2003, and no later than February 8, 2003, to be presented at the meeting. If, however, the date of next year's Annual Meeting is earlier than April 9, 2003, or later than July 8, 2003, the earliest date will be 120 days prior to the meeting date and the latest date will be the later of the 90th day before the meeting date or the tenth day after the Company publicly announces the date of the 2003 Annual Meeting.

   Any such notice must provide the information required by the Company's by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Committee, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above.

                                          By Order of the Board of Directors,

                                          Theodore M. Weitz,
                                          Secretary

April 10, 2002

   A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2001, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                  ITXC CORP.
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
               DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS,
                                  May 9, 2002

The undersigned hereby appoints Tom I. Evslin, Edward B. Jordan and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on May 9, 2002, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

1. Election of the Board's nominees for Director. (The Board of Directors recommends a vote "FOR".)

   [_]  FOR the nominees listed below          [_]  WITHHOLD AUTHORITY to vote
   (except as marked to the contrary below)    for the nominees listed below

   Nominees: Edward B. Jordan
             Liam Strong

   Instruction: To withhold authority to vote for any individual nominee, write that name in the space provided above.

2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 UNLESS OTHERWISE SPECIFIED IN THE SQUARE OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES.

                                            Dated:                        , 2002
                                                  ------------------------

                                            -----------------------------------
                                                          Signed

                                            Please sign this proxy and return it
                                            promptly whether or not you expect
                                            to attend the meeting. You may
                                            nevertheless vote in person if you
                                            attend.

                                            Please sign exactly as your name
                                            appears hereon. Give full title if
                                            an Attorney, Executor,
                                            Administrator, Trustee, Guardian,
                                            etc.

                                            For an account in the name of two or
                                            more persons, each should sign, or
                                            if one signs, he should attach
                                            evidence of his authority.